Exhibit 1

JOINT FILING AGREEMENT
 In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of Statement on Schedule 13D (including subsequent amendments thereto) with respect to the common stock, par value $0.0001 per share, of Longboard Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 21st day of March, 2022.

PFIZER INC.

By:    /s/ Susan Grant
Name: Susan Grant
Title: Assistant Secretary

ARENA PHARMACEUTICALS, INC.

By:    /s/ Susan Grant
Name: Susan Grant
Title: Assistant Secretary